Exhibit 10.40

October 5, 2007

Harry J. Leonhardt, Esq.

1176 Via Zamia
Encinitas, CA 92024-6446

Dear Harry:

This letter (the “Agreement”) sets forth the terms of your resignation as an officer of, and your continuing consulting relationship with, Senomyx, Inc. (the “Company”).

1.             Separation.  You hereby resign from the position of Senior Vice President, General Counsel & Corporate Secretary of the Company, Compliance Officer, and all other positions with the Company, and the Company hereby accepts such resignation, effective as of October 5, 2007 (the “Separation Date”).    You acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.  You agree that your Continuous Service (as defined in the Company’s Equity Incentive Plan) will terminate on the Separation Date.

2.             Accrued Salary.  On or prior to the Separation Date, the Company will pay to you all accrued and unpaid salary earned through the Separation Date, less applicable deductions and withholdings.

3.             New Consulting Agreement.  You agree to serve as a consultant to the Company under the terms specified below.

(a)           Consulting Period.  Your service as a consultant hereunder shall commence concurrently with the effectiveness of your resignation as an officer of the Company and end on October 5, 2009, unless earlier terminated as provided below (the “Consulting Period”).

(b)           Consulting Services.  During the Consulting Period you agree to provide general business and legal consulting to the Company (the “Consulting Services”).  Upon request by the Company, and at times mutually agreed upon, you shall devote up to a maximum of ten (10) days (as requested by the Company) annually to providing consulting services to the Company pursuant to this Agreement.  You agree to perform the Consulting Services at the

Company’s principal place of business or at other places upon mutual agreement of between you and an authorized representative of the parties. You also agree to perform a reasonable amount of informal consultation with the Company over the telephone or otherwise.  You agree to exercise the highest degree of professionalism and utilize your expertise and talents in performing the Consulting Services.  The Company acknowledges that during the Consulting Period you will be an employee of Amylin Pharmaceuticals; that you will be subject to their respective policies, as they may be revised from time to time, including, among others, policies concerning consulting, conflicts of interest, and intellectual property.

(c)           Compensation; Expenses.  Your sole compensation for performing the Consulting Services shall be as follows:  (a) an annual retainer for the first year of Consulting Services in the amount of Twenty Five Thousand Dollars ($25,000), payable in advance on the Separation Date; and (b) a quarterly retainer for the second year of Consulting Services in the amount of Six Thousand Two Hundred and Fifty Dollars ($6,250.00), payable quarterly in advance.  The Company will also reimburse you for all pre-approved business expenses reasonably incurred on behalf of the Company during the Consulting Period pursuant to its established expense reimbursement policy.

(d)           Independent Contractor Status.  You agree that during the Consulting Period (i) you will be an independent contractor to the Company and not an employee of the Company, and (ii) the Company will not withhold or make payments for state or federal income tax or social security, make unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on your behalf.  With respect to the consulting fees, the Company will not make any withholdings or deductions, and will issue you a form 1099.  You shall be responsible for all taxes with respect to the Consulting Services.  You understand that except as provided in this Agreement, you will not be entitled to receive any of the benefits the Company provides to its employees generally.  You will have no responsibilities or authority as a consultant to the Company other than as provided in this Agreement.  You agree not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized in writing by an authorized officer of the Company to do so.

(e)           No Solicitation.  During the Consulting Period, you will not personally or through others recruit, solicit or induce any employee of the Company to terminate his or her employment with the Company.

(f)            Termination of Consulting Services.  The term of this Agreement shall continue until October 5, 2009, unless terminated earlier as follows:

(i)            Company may terminate the Agreement in the event of your gross negligence, gross misconduct, dishonesty or willful and material breach of the Agreement (“cause”), provided that the Consultant has not remedied such breach within thirty (30) days of receipt of written notice thereof by the non-breaching party.

(ii)           The Agreement will automatically terminate upon dissolution or cessation of business of the Company; or

(iii)          The Agreement will automatically terminate thirty (30) days after your death or disability.  As used in this Agreement, the term “disability” shall mean inability, due to physical or mental disability, for a period of ninety (90) days, whether or not consecutive, during any three hundred sixty (360) day period to perform the services contemplated under this Agreement.

Termination or expiration of this Agreement shall not affect: (i) the Company’s obligation to pay for services previously performed by you or expenses reasonably incurred by you for which you are entitled to reimbursement under Section 3(c); or (ii) your continuing obligations to the Company under Sections 6-13 below.

4.             Other Compensation Or Benefits.  You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date.

5.             Expense Reimbursements.  You agree that within 30 days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement with respect to your Company employment.  The Company will reimburse you for these expenses pursuant to its regular business practices.

6.             Return Of Company Property.  You agree that, within 30 days after the Separation Date, you will return to the Company all Company documents and other Company property in your possession or control, including, but not limited to files, notes, memoranda, correspondence, agreements, notebooks, records, reports, tangible property and equipment; provided, however, that during the Consulting Period only, the Company will permit you to retain, receive, and/or use any documents, equipment and/or information reasonably necessary to perform the Consulting Services, all of which documents, equipment and information you must return to the Company within 30 days after the termination or expiration of the Consulting Period.

7.             Proprietary Information Obligations; Consulting Services Work Product.

(a)           Company Information. During and after your consulting relationship with the Company, you agree not to use or disclose any of the Company’s confidential or proprietary information except as expressly authorized by the Company.  During the Consulting Period, you may receive and/or develop additional confidential and proprietary information relating to the Company’s technology know-how, data, inventions, developments, plans, business practices, strategies and products (collectively, the “Information”).  Such Information may include but not be limited to: (i) the Company’s marketing and customer support strategies, financial information (including sales, costs, profits and pricing methods), internal organization, employee information and customer lists; (ii) the Company’s technology, including, but not limited to, discoveries, inventions, research and development efforts, data, software, trade secrets, processes, samples, formulas, methods, product and know-how and show-how; (iii) all derivatives, improvements, additions, modifications, and enhancements to any of the above, including any such information or material created or developed by you under this Agreement; or (iv) information of third parties as to which the Company has an obligation of confidentiality.  You acknowledge the confidential and secret character of the Information, and agree that the Information is the sole, exclusive and valuable property of the Company, and agree not to use, disclose or reproduce any of the Information without the prior written consent of the Company, except in the performance of your authorized Consulting Services, and not to disclose all or any part of the Information in any form to any third party, either during or after the Consulting Period.  Upon the termination of the Consulting Period or upon the Company’s earlier request, you agree to cease using and to return to the Company all whole and partial copies, reproductions, and derivatives of the Information, whether in your possession or under your direct or indirect control.

(b)           Other Employer Information.  You agree that you will not, during your engagement with the Company, improperly use or disclose any proprietary information or trade secrets of your former or concurrent employers or companies, if any, and that you will not bring onto the premises of the Company any unpublished documents or any property belonging to your former or concurrent employers or companies unless consented to in writing by said employers or companies.

(c)           Third Party Information.  You recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and, in some cases, to use it only for certain limited purposes.  You agree that you owe the Company and such third parties, both during the term of your engagement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except in a manner that is consistent with the Company’s agreement with the third party) or use it for the benefit of anyone other than the Company or such third party (consistent with the Company’s agreement with the third party).

(d)           Disclosure of Inventions.  You shall promptly and fully disclose to the Company any and all ideas, improvements, inventions, know-how, information, techniques and works of authorship learned, conceived or developed by you pursuant to your performance of the Consulting Services for the Company or of tasks assigned to you by the Company hereunder (the “Work Product”).  You agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings or in any other form that may be required by the Company) of all work performed relating to the Consulting Services, including all proprietary information developed relating thereto, and such records shall be available to and remain the sole property of the Company at all times.

(e)           Inventions Assigned to the Company.  You agree that any and all Work Product shall be the sole and exclusive property of the Company.  You hereby assign to the Company all of your right, title and interest in and to any and all Work Product.  You explicitly acknowledge and agree that all works of authorship contained in the Work Product are “works for hire” under the copyright laws of the United States, and that the Company shall own the copyright in all such works of authorship.  You further agree that the Company is and shall be vested with all rights, title and interests, including patent, copyright, trade secret and trademark rights, in all of your Work Product under this Agreement.

(f)            Obtaining Intellectual Property Protection.  You agree to assist the Company in every proper way to obtain and enforce United States and foreign proprietary rights relating to the Work Product in any and all countries.  To that end, you agree to execute, verify and deliver such documents and perform such other acts (including appearing as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such proprietary rights and the assignment thereof.  In addition, you agree to execute, verify and deliver assignments of such proprietary rights to the Company or its designee.  Your obligation to assist the Company with respect to proprietary rights in any and all countries shall continue beyond the termination of your engagement, but the Company shall compensate you at a reasonable rate after such termination for the time actually spent by you at the Company’s request on such assistance.  In the event the Company is unable for any reason, after reasonable effort, to secure your signature on any document needed in connection with the actions specified in the preceding paragraph, you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agent and attorney in fact, to act for and in your behalf to execute, verify and file, with the same legal force and effect as if executed by you, any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph.  You hereby waive and quitclaim to the Company any and all claims of any nature whatsoever which you now or may hereafter have for infringement of any proprietary rights assigned to the Company.  During the Consulting Period and for one year after its termination for any reason, you will promptly disclose to the Company fully and in writing all patent applications filed by you or on your behalf.

8.             Confidentiality.  The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that:  (a) you may disclose this Agreement in confidence to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill Securities and Exchange Commission or other standard or legally required corporate reporting or disclosure requirements; (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law; and (e) you may disclose this Agreement to Amylin Pharmaceuticals.

9.             Release of Claims.  In exchange for the consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement.  This general release includes, but is not limited to: (a) all claims arising out of or in any way related to your employment with and/or consulting services for the Company or the termination of that employment/consultancy; (b) all claims related to your compensation or benefits from the Company, including consulting fees, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), and the California Fair Employment and Housing Act (as amended); provided, however, that nothing in this paragraph 10 shall release the Company from any obligations it may have pursuant to this Agreement.

In exchange for the consideration recited herein, the Company hereby generally and completely releases you from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct or omissions occurring prior to your signing this Agreement arising out of or in any way related to your employment with the Company.

10.          ADEA Waiver.  You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”).  You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled.  You further acknowledge that you have been advised by this writing, as required by the ADEA, that:  (a) your ADEA Waiver does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement; (c) you have 21 days to consider this Agreement (although you may choose to voluntarily sign it sooner); (d) you have seven days following the date you sign this Agreement to revoke the ADEA Waiver (in a written revocation sent to me); and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement; provided, however, that notwithstanding any other provision of this Agreement, in the event you revoke the ADEA Waiver during such 7 day period, the Consulting Period shall thereupon terminate immediately, the Company will pay you only the compensation earned hereunder and expenses incurred through and including the effective date of such termination and the Company shall thereafter have no further obligations to you under this Agreement.  Nevertheless, your general release of claims, except for the ADEA Waiver, is effective immediately and not revocable.

11.          Section 1542 Waiver.  In granting the release herein, which includes claims which may be unknown at present, the parties acknowledge that they have read and understand Section 1542 of the California Civil Code:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  The parties hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.

12.          Dispute Resolution.  To ensure rapid and economical resolution of any disputes regarding this Agreement, the parties hereby agree that any and all claims, disputes or controversies of any nature whatsoever arising out of, or relating to, this Agreement, or its interpretation, enforcement, breach, performance or execution, your employment with the Company, or the termination of such employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Diego, California conducted before a single arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS arbitration rules.  The parties each acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding.  You will have the right to be represented by legal counsel at any arbitration proceeding.  The arbitrator shall:  (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (ii) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based.  The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures.  Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration.

13.          Miscellaneous.  This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter.  This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.  Any ambiguity in this Agreement shall not be construed against either party as the drafter.  Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach.  This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

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If this Agreement is acceptable to you, please sign below and return the original to me.

We wish you the best in your future endeavors.

Sincerely,

SENOMYX, INC.

By:	/S/ JOHN POYHONEN

Title:  SVP, CHIEF FINANCIAL AND BUSINESS OFFICER

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/S/ HARRY J. LEONHARDT
HARRY J. LEONHARDT, ESQ.

DATE: 10/5/07

Exhibit A

SENOMYX, INC.

EMPLOYEE PROPRIETARY INFORMATION

AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by SENOMYX, INC. (the “Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.             NONDISCLOSURE

1.1   Recognition of Company’s Rights; Nondisclosure.  At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing.  I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information.  I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2   Proprietary Information.  The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company.  By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company.  Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

1.3   Third Party Information.  I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4   No Improper Use of Information of Prior Employers and Others.  During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.  I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2.                                ASSIGNMENT OF INVENTIONS.

2.1   Proprietary Rights.  The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2   Prior Inventions.  Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement.  To preclude any possible uncertainty, I have set forth on Exhibit B (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”).  If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit B but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit B for such purpose.  If no such disclosure is attached, I represent that there are no Prior Inventions.  If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention.  Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3   Assignment of Inventions.  Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company.  Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.4   Nonassignable Inventions.  This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter “Section 2870”).  I have reviewed the notification on Exhibit A (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

2.5   Obligation to Keep Company Informed.  During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others.  In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment.  At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief.  The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870.  I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

2.6   Government or Third Party.  I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7   Works for Hire.  I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8   Enforcement of Proprietary Rights.  I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries.  To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof.  In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee.  My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any

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and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me.  I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.           RECORDS.  I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4.         ADDITIONAL ACTIVITIES.  I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company.  I agree further that for the period of my employment by the Company and for one (l) year after the date of termination of my employment by the Company I will not induce any employee of the Company to leave the employ of the Company.

5.         NO CONFLICTING OBLIGATION.  I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company.  I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6.         RETURN OF COMPANY DOCUMENTS.  When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company.  I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.  Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement.

7.         LEGAL AND EQUITABLE REMEDIES.  Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8.         NOTICES.  Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing.  Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9.         NOTIFICATION OF NEW EMPLOYER.  In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10.       GENERAL PROVISIONS.

10.1   Governing Law; Consent to Personal Jurisdiction.  This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents.  I hereby expressly consent to the personal jurisdiction of the state and federal courts located in San Diego County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.

10.2   Severability.  In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement

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shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10.3   Successors and Assigns.  This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

10.4   Survival.  The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.5  Employment.  I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

10.6   Waiver.  No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach.  No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right.  The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7   Entire Agreement.  The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period.  This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company, namely:  September 8, 2003.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.  I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

Dated:	9/8/03

/S/ HARRY J. LEONHARDT
(Signature)

HARRY J. LEONHARDT
(Printed Name)

ACCEPTED AND AGREED TO:

SENOMYX, INC.

By	/S/ KENT SNYDER

Title:	PRESIDENT AND CEO

11099 N. TORREY PINES RD.
(Address)

LA JOLLA, CA 92037

Dated:	9/8/03

12

Exhibit A

LIMITED EXCLUSION NOTIFICATION

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

1.                                                 Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company;

2.                Result from any work performed by you for the Company.

                                To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

                                This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

                I ACKNOWLEDGE RECEIPT of a copy of this notification.

By: /S/ HARRY J. LEONHARDT
(PRINTED NAME OF EMPLOYEE)

Date: SEPTEMBER 8, 2003

WITNESSED BY:

HOLLY WORKMAN

(PRINTED NAME OF REPRESENTATIVE)

EXHIBIT B

TO:	SENOMYX, INC.

FROM:	HARRY J. LEONHARDT

DATE:	SEPTEMBER 8, 2003

SUBJECT:	Previous Inventions

                1.             Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by SENOMYX, INC. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

             ☒        No inventions or improvements.

             ☐         See below:

☐                          Additional sheets attached.

2.             Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐                          Additional sheets attached.